Exhibit 99.1

HERITAGE BANKSHARES, INC.	150 Granby Street
Norfolk, Virginia 23510

FOR IMMEDIATE RELEASE

Press Release

Contact:	Michael S. Ives
Phone:	757-648-1601

Heritage Bankshares, Inc. Announces Third Quarter and Nine Months 2009 Earnings

Norfolk, Va.: October 22, 2009 – Heritage Bankshares, Inc. (“Heritage”; the “Company”) (OTCBB: HBKS), the parent of Heritage Bank (the “Bank”), today announced unaudited financial results for the third quarter and first nine months of 2009.

Net income for the quarter ended September 30, 2009 was $206,000 compared to net income of $385,000 for the third quarter of 2008. After the effect of dividends on preferred stock, net income available to common stockholders was $196,000, or $0.09 per diluted share, compared to net income available to common stockholders, of $385,000, or $0.17 per diluted share, for the third quarter of 2008. Net income for the first nine months of 2009 was $588,000 compared to net income of $595,000 for the same period in 2008. After the effect of dividends on preferred stock, net income available to common stockholders for the first nine months of 2009 was $578,000, or $0.25 per diluted share, compared to net income available to common stockholders, of $595,000, or $0.26 per diluted share for the same period in 2008.

Net income for the third quarter of 2008 included an after tax gain of $339,000 on the sale of investment securities in the third quarter of 2008. The Company took the unusual step of selling a large number of securities in the third quarter of 2008 to avoid any potential impairment of these securities from the turbulence in the financial markets existing at that time. There were no gains on the sale of investment securities in the third quarter of 2009.

Michael S. Ives, President and CEO of the Company and the Bank, commented:

“Our Company is well prepared for growth now that the recession is beginning to wane. We can make new loans at aggressive rates to creditworthy customers because of our high levels of liquidity and capital and our low cost of funds. We are not burdened with a large number of nonperforming assets. We look forward to 2010 with great anticipation for substantial growth for our Company.”

Comparison of Operating Results for the Three Months Ended September 30, 2009 and 2008

Overview. The Company’s pretax income was $337,000 for the third quarter of 2009, compared to pretax income of $600,000 for the third quarter of 2008. Compared to the third quarter of 2008, net interest income increased by $299,000, provision for loan losses decreasedby $3,000, noninterest income decreased by $527,000 and noninterest expense increased by $38,000.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $299,000 in the third quarter of 2009 compared to the third quarter of 2008. This increase was primarily attributable to an increase of $37.2 million in the average balance of interest-earning assets, which more than offset an increase of $17.6 million in average interest-bearing liabilities, and to an increase in net interest spread from 3.06% to 3.25%. Net interest margin decreased by 8 basis points, from 3.72% in the third quarter of 2008 to 3.64% in the third quarter of 2009.

Provision for Loan Losses. Provision for loan losses for the three months ended September 30, 2009 was $65,000 compared to a $68,000 loan loss provision for the three months ended September 30, 2008.

Noninterest Income. Total noninterest income decreased by $527,000, from $738,000 in the third quarter of 2008 to $211,000 in the third quarter of 2009. This decrease was primarily attributable to nonrecurring net gains of $513,000 in the third quarter of 2008 related to sales of investment securities.

Noninterest Expense. Total noninterest expense increased by $38,000, from $2.03 million in the third quarter of 2008 to $2.07 million in the third quarter of 2009. This increase in noninterest expense was driven primarily by a $74,000 increase in professional fees attributable to several legal projects unrelated to asset quality issues; a $73,000 increase in compensation expense largely related to a $105,000 one-time charge for the immediate vesting of benefits under a supplemental executive retirement plan; and a $52,000 increase in FDIC insurance expense impacted by an increase in FDIC assessment rates and growth in deposit balances. These increases were partially offset by a $96,000 decrease in courier expense and a $68,000 decrease in loss on disposal or impairment of fixed assets, as well as decreases in a variety of miscellaneous expenses.

Income Taxes. The Company’s income tax expense for the quarter ended September 30, 2009 was $131,000, which represented an effective tax rate of 39.0%, compared to income tax expense of $215,000 for the quarter ended September 30, 2008, which represented an effective tax rate of 35.9%. The higher effective tax rate was primarily attributable to a higher percentage of net non-deductible items relative to pre-tax income in the third quarter of 2009.

Comparison of Operating Results for the Nine Months Ended September 30, 2009 and 2008

Overview. The Company’s pretax income was $884,000 for the first nine months of 2009, compared to pretax income of $939,000 for the first nine months of 2008, a decrease of $55,000. Compared to the first nine months of 2008, net interest income increased by $824,000, provision for loan losses increased by $73,000, noninterest income decreased by $636,000 and noninterest expense increased by $170,000.

Net Interest Income. The Company’s net interest income before provision for loan losses increased by $824,000 for the first nine months of 2009 compared to the first nine months of 2008. This increase was primarily attributable to an increase of $34.6 million in the average balance of interest-earning assets, which more than offset an increase of $21.1 million in average interest-bearing liabilities, and to an increase in net interest spread from 2.97% to 3.25%. Net interest margin decreased by 7 basis points, from 3.74% for the first nine months of 2008 to 3.67% for the first nine months of 2009.

Provision for Loan Losses. Provision for loan losses for the nine months ended September 30, 2009 was $141,000 compared to a $68,000 provision for the nine months ended September 30, 2008. Net charge-offs in the nine months ended September 30, 2009 were $22,000 compared to $128,000 in net recoveries for the nine months ended September 30, 2008.

Noninterest Income. Total noninterest income decreased by $636,000, from $1.2 million in the first nine months of 2008 to $566,000 in the first nine months of 2009. This decrease was primarily due to a $518,000 decrease in net gains on the sale of investment securities, a $89,000 decrease in gains on sales of mortgage loans held for sale and a $30,000 decrease in the service charges on deposit accounts.

Noninterest Expense. Total noninterest expense increased by $170,000, from $6.1 million in the first nine months of 2008 to $6.3 million in the first nine months of 2009. Increases of $275,000 and $128,000 in FDIC insurance expense and professional fees, respectively, were partially offset by a $230,000 decrease in courier expense.

Income Taxes. The Company’s income tax expense for the nine months ended September 30, 2009 was $296,000, which represented an effective tax rate of 33.4%, compared to income tax expense for the nine months ended September 30, 2008 of $344,000, which represented an effective tax rate of 36.7%. The lower effective tax rate for the first nine months of 2009 was primarily attributable to a $48,000 tax benefit resulting from an increase in nonqualified stock options related to certain of the stock options that were repriced in the first quarter of 2009 and to nontaxable life insurance income recorded in the second quarter of 2009.

Financial Condition of the Company

Total Assets. The Company’s total assets increased by $24.6 million, or 10.0%, from $246.1 million at September 30, 2008 to $270.7 million at September 30, 2009. The increase in assets resulted primarily from increases of $12.6 million, $6.1 million and $5.0 million in the ending balances of securities available for sale, loans held for investment and cash and cash equivalents, respectively.

Total Cash and Cash Equivalents and Investment Securities. Total cash and cash equivalents and investment securities available for sale were $78.3 million at September 30, 2009, compared to a combined balance of $60.7 million at September 30, 2008, reflecting an increase in the combined balance of $17.6 million.

Loans. Loans held for investment, net, at September 30, 2009 were $176.9 million, which represents an increase of $6.1 million, or 3.6%, from the September 30, 2008 loan balance of $170.8 million.

Asset Quality. The Company’s total nonperforming assets increased to $553,000, or 0.20% of assets, at September 30, 2009, compared to $52,000, or 0.02% of assets, at September 30, 2008, attributable to an increase in the balance of other real estate owned as well as increases in nonaccrual and restructured loans.

Deposits. Driven by continued growth in core deposits, total deposits increased by $13.5 million, or 6.3%, from $212.6 million at September 30, 2008 to $226.1 million at September 30, 2009. Core deposits, which are comprised of checking, savings and money market accounts, increased by $13.7 million, or 8.6%, from $160.8 million at September 30, 2008 to $174.5 million at September 30, 2009.

Average total deposits increased by $30.6 million, or 16.0%, from $191.1 million for the nine months ended September 30, 2008 to $221.7 million for the nine months ended September 30, 2009. Average core deposits increased by $29.5 million and average certificate of deposit balances increased by $1.1 million between the comparable nine month periods.

Borrowed Funds. Borrowed funds decreased by $257,000, from $6.5 million at September 30, 2008 to $6.2 million at September 30, 2009.

Capital. Stockholders’ equity increased by $11.6 million, or 46.3%, from $25.1 million at September 30, 2008 to $36.7 million at September 30, 2009. Stockholders’ equity increased primarily as a result of the $10.1 million of preferred stock issued by the Company on September 25, 2009 to the U.S. Treasury under its Capital Purchase Program. Stockholders’ equity also increased due to a $1.2 million increase in accumulated after-tax comprehensive income attributable to an increase in the market value of the Company’s available-for-sale investment securities portfolio.

Certain reclassifications have been made to prior period financial statements to conform them to the current period presentation.

The unaudited financial statements and accompanying information contained in this press release reflect the impact of corrections to FDIC insurance expense related to prior periods. Specifically, as a result of such corrections to prior-period FDIC insurance expense, retained earnings at September 30, 2008 decreased by $43,479 compared to the originally-reported amount. Further, net income for the three months ended September 30, 2008 decreased by $1,000, from $386,000, as originally reported, to $385,000 (earnings were $0.17 per diluted share both before and after the correction). Net income for the nine months ended September 30, 2008 decreased by $22,000, from $617,000, or $0.27 per diluted share as originally reported, to $595,000, or $0.26 per diluted share.

The tables attached to and incorporated within this release present in greater detail certain of the unaudited financial information described above.

About Heritage

Heritage is the parent company of Heritage Bank (www.heritagebankva.com). Heritage Bank has four full-service branches in the city of Norfolk and two full-service branches in the city of Virginia Beach. Heritage Bank provides a full range of banking services including business, personal and mortgage loans.

Forward Looking Statements

The press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook, or estimate. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Heritage’s actual results, performance, achievements, and business strategy to differ materially from the anticipated results, performance, achievements or business strategy expressed or implied by such forward-looking statements. Factors that could cause such actual results, performance, achievements and business strategy to differ materially from anticipated results, performance, achievements and business strategy include: general and local economic conditions, competition, capital requirements of the planned expansion, customer demand for Heritage’s banking products and services, and the risks and uncertainties described in Heritage’s most recent Form 10-K filed with the Securities and Exchange Commission. Heritage disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HERITAGE BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	At September 30,
	2009	2008
	(unaudited)	(unaudited)
ASSETS
Cash and due from banks	$8,492	$11,449
Interest-bearing deposits in other banks	11,232	250
Federal funds sold	8,820	11,849

Total cash and cash equivalents	28,544	23,548
Securities available for sale, at fair value	49,776	37,158
Loans, net
Held for investment, net of allowance for loan losses	176,927	170,817
Held for sale	—	—
Accrued interest receivable	641	668
Stock in Federal Reserve Bank, at cost	324	321
Stock in Federal Home Loan Bank of Atlanta, at cost	1,476	623
Premises and equipment, net	12,015	11,519
Other real estate owned	153	—
Other assets	880	1,399

Total assets	$270,736	$246,053

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$72,602	$65,135
Interest-bearing	153,471	147,501

Total deposits	226,073	212,636

Federal Home Loan Bank Advances	5,000	5,000
Securities sold under agreements to repurchase	1,241	1,498
Accrued interest payable	168	280
Other liabilities	1,525	1,538

Total liabilities	234,007	220,952

Stockholders’ equity
Preferred stock, no par value - 1,000,000 shares authorized:
Fixed rate cumulative perpetual preferred stock, Series A, 10,103 and 0 shares issued and outstanding at September 30, 2009 and September 30, 2008, respectively	10,103	—
Fixed rate cumulative perpetual preferred stock, Series B, 303 and 0 shares issued and outstanding at September 30, 2009 and September 30, 2008, respectively	303	—
Common stock, $5 par value - 6,000,000 shares authorized; 2,291,352 and 2,279,252 shares issued and outstanding at September 30, 2009 and September 30, 2008, respectively	11,457	11,396
Additional paid-in capital	6,435	6,297
Retained earnings	7,615	7,508
Discount on preferred stock	(302)	—
Accumulated other comprehensive income, net	1,118	(100)

Total stockholders’ equity	36,729	25,101

Total liabilities and stockholders’ equity	$270,736	$246,053

HERITAGE BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income
Loans and fees on loans	$2,266	$2,454	$6,735	$7,398
Taxable investment securities	491	308	1,666	1,212
Nontaxable investment securities	—	7	—	33
Dividends on FRB and FHLB stock	10	10	20	42
Interest on federal funds sold	1	53	2	135
Other interest income	24	1	49	4

Total interest income	2,792	2,833	8,472	8,824
Interest expense
Deposits	496	816	1,664	2,748
Borrowings	33	53	107	199

Total interest expense	529	869	1,771	2,947
Net interest income	2,263	1,964	6,701	5,877
Provision for loan losses	65	68	141	68

Net interest income after provision for loan losses	2,198	1,896	6,560	5,809

Noninterest income
Service charges on deposit accounts	99	111	286	316
Late charges and other fees on loans	12	10	36	43
Gains on sale of loans held for sale, net	—	24	3	92
Gain on sale of investment securities	—	513	—	518
Gain on bank-owned life insurance	—	—	35	—
Other	100	80	206	233

Total noninterest income	211	738	566	1,202
Noninterest expense
Compensation	1,080	1,007	3,134	3,090
Data processing	123	132	381	409
Occupancy	191	193	613	599
Furniture and equipment	149	131	476	419
Taxes and licenses	68	72	204	204
Professional fees	145	71	359	231
FDIC insurance	86	34	374	99
Marketing	20	32	75	109
Telephone	24	25	79	75
Loss on disposal or impairment of fixed assets	—	68	4	68
Other	186	269	543	769

Total noninterest expense	2,072	2,034	6,242	6,072
Income before provision for income taxes	337	600	884	939
Provision for income taxes	131	215	296	344

Net income	$206	$385	$588	$595
Preferred stock dividend and accretion of discount	$(10)	$—	$(10)	$—

Net income available to common stockholders	$196	$385	$578	$595

Earnings per common share
Basic	$0.09	$0.17	$0.25	$0.26

Diluted	$0.09	$0.17	$0.25	$0.26

Dividends per share	$0.06	$0.06	$0.18	$0.18

Weighted average shares outstanding - basic	2,286,579	2,278,840	2,282,982	2,278,715
Effect of dilutive stock options	10,579	18,223	11,407	16,151

Weighted average shares outstanding - diluted	2,297,158	2,297,063	2,294,389	2,294,866

HERITAGE BANKSHARES, INC.

OTHER SELECTED FINANCIAL INFORMATION

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Financial ratios
Annualized return on average assets	0.30%	0.67%	0.30%	0.35%
Annualized return on average equity	2.86%	6.01%	2.93%	3.11%
Average equity to average assets	10.31%	11.07%	10.12%	11.16%
Equity to assets, at period-end	13.57%	10.20%	13.57%	10.20%
Net interest margin	3.64%	3.72%	3.67%	3.74%
Per common share
Earnings per share - basic	$0.09	$0.17	$0.25	$0.26
Earnings per share - diluted	$0.09	$0.17	$0.25	$0.26
Book value per share	$11.62	$11.01	$11.62	$11.01
Dividends declared per share	$0.06	$0.06	$0.18	$0.18
Common stock outstanding	2,291,352	2,279,252	2,291,352	2,279,252
Weighted average shares outstanding - basic	2,286,579	2,278,840	2,282,982	2,278,715
Weighted average shares outstanding - diluted	2,297,158	2,297,063	2,294,389	2,294,866
Asset quality
Nonaccrual loans	$189	$44	$189	$44
Accruing loans past due 90 days or more	6	8	6	8

Total nonperforming loans	195	52	195	52
Restructured loans	205	—	205	—
Other real estate owned, net	153	—	153	—

Total nonperforming assets	$553	$52	$553	$52

Nonperforming assets to total assets	0.20%	0.02%	0.20%	0.02%
Allowance for loan losses
Balance, beginning of period	$1,728	$1,592	$1,652	$1,400
Provision for loan losses	65	68	141	68
Loans charged-off	(39)	(57)	(69)	(58)
Recoveries	17	(7)	47	186

Balance, end of period	$1,771	$1,596	$1,771	$1,596

Allowance for loan losses to gross loans held for investment, net of unearned fees and costs	0.99%	0.93%	0.99%	0.93%